Exhibit 99


                    [AMERICAN SOIL TECHNOLOGIES, INC. LOGO]

              CORPORATE OFFICE 12224 MONTAGUE ST., PACOIMA CA 91331
                       Phone 818-899-4686 Fax 818-899-4670

                                   NEWSLETTER

                                December 15, 2004

Dear Shareholder,

This is the second newsletter that American Soil Technologies Inc. is sending to better inform you about the progress being made by our Company. This letter will report on many of the same categories as the October 28th letter and is not a solicitation to purchase stock nor is it to be considered as such.

     SALES, INVESTOR RELATIONS, ADVERTISING AND MARKETING, TRADE SHOWS, NEW DEALERS, M-216 POLYMER INJECTOR, NEW PRODUCT DEVELOPMENT, GOVERNMENT ACTIVITIES AND CONSUMER PRODUCTS

The following information may contain certain forward-looking statements of management of the Company. Forward-looking statements are statements that estimate the happening of future events and are not based on historical fact. Forward-looking statements may be identified by the use of forward-looking terminology, such as "may," "could," "expect," "estimate," "anticipate," "plan," "predict," "probable," "possible," "should," "continue," or similar terms, variations of those terms or the negative of those terms. The forward-looking statements specified in the following information have been compiled by our management on the basis of assumptions made by management and considered by management to be reasonable. Our future operating results as may be stated, however, are impossible to predict and no representation, guaranty, or warranty is to be inferred from those forward-looking statements.

SALES

Following are our year-end gross sales of our Agricultural and Turf products since 2000.

     Year end 6/30/00                      $166,878
     Year end 6/30/01                      $ 80,214
     Year end 6/30/02                      $203,450
     Year end 6/30/03                      $479,338
     Six months through 6/30/04            $383,533
     Nine months through 9/30/04           $544,804

You may review the Q3 financials in our September 30, 2004 quarterly report, at www.americansoiltech.com and click where indicated on SEC filings.

INVESTOR RELATIONS

We have retained Crosscheck Capital, LLC, an Arizona Limited Liability Company located in Scottsdale, Arizona ("Crosscheck Capital").

Crosscheck Capital will provide investor relations services to the Company, including communications with shareholders and the financial community, preparation and dissemination of press releases, website development and maintenance, and shareholder and investor database maintenance. The Agreement begins on December 1, 2004 and continues through May 31, 2005 with an option to renew by both parties in their discretion. We have not had any professionals overseeing these important areas and evidenced by the response we have been witnessing it appears that Crosscheck will be of great assistance in developing corporate awareness for our Company.

ADVERTISING AND MARKETING

Osborn & Barr's assistance at the National Association of Farm Broadcasters convention in Kansas City, MO held from November 17 through the 19th was very valuable. Johnny Dickinson, VP of Marketing, and Dan De Buff, our dealer from Montana, were interviewed by the leading radio and television broadcasters in the agriculture industry. The tapes of these interviews will be aired on radio and television stations throughout the U.S. during the next several months. Osborn & Barr has made arrangements for other radio, television and print media interviews of Company representatives in the near future. An article about American Soil Technology and its products appeared on the second page of the November issue of Farm Journal, the premier farming magazine in the U.S. The Company has received over 150 inquires from prospective customers and dealers as a result of that article.

TRADE SHOWS

Our dealer Dan Be Buff exhibited at the Montana Wheat Growers Association meeting in Montana during the first week of December, 2004. Once again our products were received with great enthusiasm and our local dealer signed on new customers and sold a considerable amount of product.

American Soil Technologies was represented by our local dealer at the Agricultural Show in Amarillo, Texas, in the first week of December. The products were met with great enthusiasm and our representatives were asked to speak on the benefits of the Company's products.

We have added two new Trade Shows for 2005, the North American Grain Growers meeting in Reno, Nevada, from February 20 through February 22 and the Commodity Classic in Austin, Texas, from February 24 through February 25.

NEW DEALERS

During the past six weeks the Company has added two new dealers.

DONALD WEISHUHN has created a network of customers in his territory that will include south Texas from south of Lubbock to Dallas.

WEST COAST FAIRWAYS of Woodland Hills, California, will concentrate on the sale of American Soil Technology's Nutrimoist(R) system in turf applications throughout California utilizing the M-216 Polymer Injector. Mr. Bill Cope, a principal in West Coast Fairways has a background in home construction and developed an in-depth knowledge of the golf industry in the central and southern California golf industry while employed by Wilson Sporting Goods.

M-216 POLYMER INJECTOR. The M-216 is performing very well and we just completed many demonstrations in California and Arizona. The demonstrations have been extended to include the other products in our Nutrimoist(R) system. We have every reason to anticipate successful results.

NEW PRODUCT DEVELOPMENT. We are continuing to develop new products to better serve our markets. We are commencing tests on new products during the first week of January. The results will be publicly disclosed as soon as possible.

GOVERNMENT ACTIVITIES We are still waiting for the approval to move forward on the demonstration grants mentioned in our last newsletter. We will keep you advised as to that issue as well as our attempt to get our cross-linked polymer on the approved subsidy list with the appropriate government entities.

CONSUMER PRODUCT Spectrum Advisors has developed new business in the retail segment and we anticipate new customers in the very near future.

On behalf of the staff of American Soil Technologies we hope you have a wonderful holiday season and a happy and prosperous new year. I will keep you advised of the progress of our Company,

Sincerely,

/s/ Carl P. Ranno

Carl P. Ranno
President/CEO